FORM OF TAX OPINION


                                March ___, 1995



F&M National Corporation                  Bank of the Potomac, Inc.
38 Rouss Avenue                           230 Herndon Parkway
Post Office Box 2800                      Herndon, Virginia 22070
Winchester, Virginia 22604


                  Opinion With Respect to Certain Tax Matters
                      Relating to Share Exchange Between
                           F&M National Corporation
                                      and
                           Bank of the Potomac, Inc.

Gentlemen:

      You have requested our opinion as to certain federal income tax consequences of the reorganization and share exchange to be effected among F&M National Corporation, a Virginia corporation ("F&M"), Bank of the Potomac, Inc., a Virginia corporation ("Potomac"), and the holders of Potomac's issued and outstanding shares of common stock pursuant to an Agreement and Plan of Reorganization dated as of November 18, 1994 (the "Agreement"), by and between F&M and Potomac.

                        The Reorganization Transaction

      Pursuant to the Agreement and subject to various regulatory approvals, Potomac will become a wholly-owned subsidiary of F&M in accordance with the provisions of, and with the effect provided in, Title 13.1 of the Code of Virginia (the "Share Exchange"). As a result of the Share Exchange, F&M will become the parent holding company of Potomac, and Potomac will continue to conduct its business in substantially the same manner as prior to the Share Exchange.

      At the effective date of the Share Exchange, each outstanding share of common stock of Potomac ("Potomac Common Stock") will be exchanged for and converted into that number of shares of common stock of F&M ("F&M Common Stock") having an aggregate market value equal to $____ (determined as 1.75 times the per share book value of each share of Potomac Common Stock as of the month end immediately preceding the effective date), plus cash in lieu of issuing fractional shares of F&M Common Stock.







F&M National Corporation
Bank of the Potomac, Inc.
March ___, 1995
Page 2

                                  Examination

      In connection with the preparation of this opinion, we have examined such documents concerning the Share Exchange as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

      As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below.

                          Additional Representations

      In connection with the proposed Share Exchange, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

      A. The fair market value of F&M Common Stock received by Potomac shareholders will be approximately equal to the fair market value of Potomac Common Stock to be surrendered in exchange therefor.

      B. To the best knowledge of the management of Potomac, there is no plan or intention on the part of Potomac's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Share Exchange that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the Potomac Common Stock held by Potomac shareholders on the effective date of the Share Exchange. For purposes of this representation, shares of Potomac Common Stock exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding Potomac Common Stock on the effective date of the Share Exchange. In addition, shares of Potomac Common Stock and shares of F&M Common Stock held by Potomac shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Share Exchange will be considered in making this representation.

      C. F&M has no plan or intention to reacquire any of the F&M Common Stock issued in the Share Exchange.

      D. There is no plan or intention to sell or otherwise dispose of any of the assets of Potomac, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, Potomac has no plan or intention to issue additional shares of its capital stock that would result in F&M's ceasing to own 80 percent of the voting power of all Potomac voting stock and 80 percent of each class of any Potomac nonvoting stock, and F&M has no plan to liquidate Potomac, to merge Potomac into another corporation, or to sell or otherwise dispose of any of the Potomac stock acquired in the Share Exchange.







F&M National Corporation
Bank of the Potomac, Inc.
March ___, 1995
Page 3

      E.    Each  party   to  the  Share  Exchange,   including  each  Potomac
shareholder, will pay its own expenses, if any, incurred in connection with the Share Exchange.

      F. Following the Share Exchange, F&M will continue the historic business of Potomac.

      G. No property will be transferred and no liabilities will be assumed in the Share Exchange.

      H. There is no intercorporate indebtedness existing between or among F&M and Potomac that was issued, acquired or will be settled at a discount, and in acquiring the Potomac Common Stock, F&M will not assume any liability or take the Potomac Common Stock subject to any liability.

      I. F&M and Potomac did not separately bargain for the cash to be paid by F&M to Potomac shareholders in lieu of issuing fractional shares of F&M Common Stock to Potomac shareholders. The payment of cash in lieu of a fractional share of F&M Common Stock is solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares and does not represent separately bargained-for consideration. The cash in lieu of issuing fractional shares represents a mechanical rounding-off of the fractions in the exchange.

      J. No dividends or other distributions will be made with respect to any Potomac Common Stock immediately before the Share Exchange, except for regular, normal distributions.

      K. None of the shares of F&M Common Stock or cash in lieu of fractional shares received by a shareholder-employee of Potomac in exchange for Potomac Common Stock pursuant to the Share Exchange constitutes or is intended to be compensation for services rendered, and will not be separate consideration for, or allocable to, any employment agreement or relationship. None of the compensation received by a shareholder-employee of Potomac will be separate consideration for, or allocable to, any of such shareholder-employee's Potomac Common Stock. In addition, any compensation paid to any shareholder-employee of Potomac, including any shares of F&M Common Stock received by a shareholder-employee in exchange for and in cancellation of any option to purchase shares of Potomac Common Stock existing as of the effective date of the Share Exchange, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

      L. No two parties to the Share Exchange are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, and for each of F&M and Potomac, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.







F&M National Corporation
Bank of the Potomac, Inc.
March ___, 1995
Page 4

      M. Potomac is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      N. Any cash payments to Potomac shareholders who elect to dissent from the Share Exchange pursuant to Article 15 of the Virginia Stock Corporation Act shall be paid by Potomac or funded from its assets and shall not be attributable directly or indirectly to F&M.

      O. Upon the consummation of the Share Exchange, Potomac will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any Potomac stock.

      P. F&M does not own directly or indirectly, nor has it directly or indirectly owned during the past 5 years, any Potomac stock.

                                    Opinion

      Based   upon  the  foregoing,  and   with  due  regard   to  such  legal
considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

      1.    The   Share   Exchange   will   constitute  and   qualify   as   a
"reorganization" within the meaning of Section 368(a)(1)(B) of the Code, provided that (a) all cash payments to dissenting Potomac shareholders are made by Potomac or from its own funds or assets, and are not directly or indirectly attributable to the funds or assets of F&M (see Revenue Ruling 68-285, 1968-1 C.B. 147), and (b) that any cash payments to Potomac shareholders in lieu of issuing fractional shares of F&M Common Stock do not represent separately bargained-for consideration, but, rather, constitute a mechanical rounding off of the fractions in the exchange (as described in Revenue Ruling 66-365, 1966-2 C.B. 116). Each of the following opinions below assume that the foregoing provisos of this opinion 1 are satisfied.

      2. No gain, other income or loss will be recognized by F&M (pursuant to Section 1032 of the Code) or Potomac as a result of the Share Exchange.

      3. Shareholders of Potomac who receive solely F&M Common Stock in exchange for their shares of Potomac Common Stock will recognize no gain or loss as a result of the Share Exchange, as provided in Section 354(a)(1) of the Code.

      4. A Potomac shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code, then the Potomac shareholder shall be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302(a) of the Code. If the deemed redemption distribution is essentially equivalent to a dividend,







F&M National Corporation
Bank of the Potomac, Inc.
March ___, 1995
Page 5

then the Potomac shareholder shall be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 109 S. Ct. 1455 (1989).

      5. A Potomac shareholder-employee who receives shares of F&M Common Stock in exchange for and in cancellation of an outstanding option to acquire Potomac Common Stock will recognize ordinary income in amount equal to the fair market value of F&M Common Stock so received, subject to the provisions and limitations of Section 83 of the Code, and Potomac will be entitled to a deduction in the year such income is recognized, subject to the provisions of
Section 280G of the Code.

      6.    A  dissenting  Potomac shareholder  who  receives  solely cash  in exchange for his Potomac Common Stock will be treated as receiving a distribution in redemption of his Potomac Common Stock, subject to the provisions and limitations of Section 302(a) of the Code. Where, as a result of such distribution, a Potomac shareholder no longer holds any shares of F&M Common Stock directly and, furthermore, is not deemed to own any such shares pursuant to the constructive ownership rules under Section 318 of the Code, the distribution will be treated as a complete termination of such shareholder's interest within the meaning of Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the shareholder's shares pursuant to Section 302(a) of the Code.

      7. The tax basis of F&M Common Stock received by Potomac shareholders who exchange their Potomac Common Stock solely for F&M Common Stock will be the same as the tax basis of Potomac Common Stock surrendered in exchange therefor, as provided in Section 358(a)(1) of the Code.

      8. The holder period of F&M Common Stock received by Potomac shareholders will include the period during which Potomac Common Stock surrendered in exchange therefor was held by such Potomac shareholders, provided the Potomac Common Stock was held as a capital asset on the date of the exchange.







F&M National Corporation
Bank of the Potomac, Inc.
March ___, 1995
Page 6


      This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

      This opinion is made in connection with the Share Exchange and is solely
for the  benefit of F&M,  Potomac and Potomac's shareholders.   It may  not be
relied upon in any other manner or by any other person.

                                          Very truly yours,